Exhibit 99.1

News media contact:	Investor contact:
Jessica Roy	Steve Elder
Wright Express	Wright Express
207.523.6763	207.523.7769
Jessica_Roy@wrightexpress.com	Steve_Elder@wrightexpress.com
Wright Express to Amend Forms 10-Q
to Reflect Change in State Tax Law
SOUTH PORTLAND, MAINE – January 31, 2008 – Wright Express Corporation (NYSE: WXS) today announced that it will file Forms 10-Q/A amending the Company’s quarterly reports on Form 10-Q for the quarters ended June 30 and September 30, 2007 with the Securities and Exchange Commission. These filings amend the Forms 10-Q originally filed with the SEC on August 7 and November 7, 2007, respectively.
Wright Express has concluded that corrections to its previously issued financial statements are necessary to recognize a change in the State of Maine tax law enacted on June 7, 2007. The new law effectively reduced the Company’s taxable income/loss apportioned to the State of Maine. This resulted in decreases in the amount of the Company’s net deferred tax assets, the related contractual liability to Avis Budget Group, Inc. and the Company’s blended state income tax rate.
This correction has resulted in a net $1.975 million non-cash charge to the Company’s previously issued financial statements for the three months ended June 30, 2007 as shown below.

	Three months ended June 30, 2007

	As Originally
	Reported	Adjustment	As restated

Decrease in amount due to Avis under tax receivable agreement	$—	$78,904	$78,904
Income before income taxes	$28,435	$78,904	$107,339
Provision for income taxes	$10,106	$80,879	$90,985
Net income	$18,329	$(1,975)	$16,354
While the correction also impacted our six and nine month year to date financial information by the same amount, our results for the quarter ended September 30, 2007 were not materially affected.
About Wright Express
Wright Express is a leading provider of payment processing and information management services to the U.S. commercial and government vehicle fleet industry. Wright Express provides these services for approximately 300,000 commercial and government fleets containing 4.4 million vehicles. Wright Express markets these services directly, and is an outsourcing provider for more than 125 strategic relationships, and offers a MasterCard-branded corporate card. The Company employs more than 675 people and maintains its headquarters in South Portland, Maine. For more information about Wright Express, please visit http://www.wrightexpress.com.